[LOGO] TECH 80


FOR IMMEDIATE RELEASE

Contact:  Duane Markus, CEO, Technology 80 Inc. 612-542-9545
          Ze'ev Kirshenboim, CEO, ACS Electronics Ltd., Israel 972-6-6546-440

Technology 80 Inc. (TKAT) Signs Definitive Merger Agreement with
ACS Electronics Ltd. (ACSEF)

Minneapolis, MN, January 26, 1999. - Technology 80 Inc., a world leader in motion control products, announced today that it has signed a definitive merger agreement with ACS Electronics Ltd., Migdal Ha'emek, Israel, a developer of proprietary software and advanced electronics for the production of universal, fully digital motion control products. Technology 80 Inc. shareholders will receive approximately $5.25 to $5.75 per share based upon a sales formula for the months of November 1998, December 1998 and January 1999. The exact price will not be determined until the closing, which is expected to be late March or early April 1999. Other factors determining the final closing price would be the closing value of the company's portfolio, customary expenses for the merger and earnings for the months until closing. The closing is pending approval of Technology 80 Inc. shareholders and final regulatory approval.


"Tech 80 and ACS are a good fit. Our product lines compliment each other. I believe it is good for our shareholders and our employees." according to Duane Markus, CEO, Technology 80 Inc.

Technology 80 Inc. is a leading provider of board-level servo and stepper motion controllers and encoder interfaces that feature industry standard bus structures and extensive software libraries.

ACS Electronics Ltd. develops and markets advanced, highly automated motion control products that provide automated systems with the ability to move accurately, quickly and in accordance with the needs of a specific application.

Statements included in this press release, in future filings with the Securities and Exchange Commission and oral statements made with the approval of authorized executive officers, if the statements are not historical or current facts, should be considered "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Technology 80 Inc. wishes to caution the reader not to place undue reliance on any such forward-looking statements, which speak only as of the date made.